Exhibit 99.2a(ii)




         THE TOPIARY MASTER FUND FOR BENEFIT PLAN INVESTORS (BPI) LLC
                 LIMITED LIABILITY COMPANY OPERATING AGREEMENT


     THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT of The Topiary Master Fund for Benefit Plan Investors (BPI) LLC (the "Master Fund") is made effective as of July 16, 2004 by and among the Organizational Member, the Investment Adviser, and each person hereinafter admitted to the Master Fund and reflected on the books of the Master Fund as a Member.

                             W I T N E S S E T H :

     WHEREAS, the Master Fund heretofore has been formed as a limited liability company under the Delaware Act, pursuant to the Certificate dated as of July 16, 2004 and filed with the Secretary of State of the State of Delaware on July 16, 2004;

     NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

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                                    ARTICLE I
                                   DEFINITIONS

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     For purposes of this Agreement:

     1.1 ADVISERS ACT means the Investment Advisers Act of 1940 and the rules, regulations, and orders thereunder, as amended from time to time, or any successor law.

     1.2 AFFILIATE means affiliated person as such term is defined in the 1940 Act, as hereinafter defined.

     1.3 AGREEMENT means this Limited Liability Company Operating Agreement, as amended and/or restated from time to time.

     1.4 BOARD means the Board of Directors established pursuant to Section
2.6 and each Director on the Board shall be deemed a "Manager" of the Master Fund within the meaning of the Delaware Act.

     1.5 CAPITAL ACCOUNT means, with respect to each Member, the capital account established and maintained on behalf of each Member pursuant to
Section 5.3.

     1.6 CAPITAL CONTRIBUTION means the contribution, if any, made, or to be made, as the context requires, to the capital of the Master Fund by a Member.

     1.7 CERTIFICATE means the Certificate of Formation of the Master Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

     1.8 CLASS means any class of limited liability company interests established by the Board from time to time.

     1.9 CLOSING means the closing of a subscription to purchase an Interest.

     1.10 CODE means the United States Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, or any successor law.

     1.11 CONFIDENTIAL INFORMATION shall have the meaning as set forth in
Section 8.12(a).

     1.12 DELAWARE ACT means the Delaware Limited Liability Company Act (6 DEL.C. Sections 18-101, et seq.) as in effect on the date hereof and as amended from time to time, or any successor law.

     1.13 DIRECTOR means each person who initially serves on the Board pursuant to Section 2.6 or who, from time to time, pursuant to this Agreement shall serve on the Board as indicated in the records of the Master Fund. Each Director shall be deemed a "Manager" of the Master Fund within the meaning of the Delaware Act.

     1.14 EXPENSE ALLOCATION DATE means the initial Closing, and thereafter each day, through and including the date which is twelve months after the initial Closing, as of which a contribution to the capital of the Master Fund is made pursuant to Section 5.1.

     1.15 FISCAL PERIOD means the period commencing on the initial Closing, and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

          (1) the last day of a Fiscal Year;

          (2) the day preceding any day as of which a contribution to the capital of the Master Fund is made pursuant to Section 5.1;

          (3) the day as of which the Master Fund repurchases all or a portion of an Interest of any Member pursuant to this Agreement;

          (4) any day as of which there is any distribution to a Member pursuant to Section 5.8;

          (5) any other day as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Member, other than an amount



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     to be credited to or debited against the Capital Accounts of all Members in accordance with their respective Master Fund Percentages;

          (6) the date as of which the Master Fund terminates; or

          (7) any other date as established by the Board.

     1.16 FISCAL YEAR, for accounting purposes, means the period commencing on the initial Closing and ending on March 31 and thereafter each period commencing on April 1 of each year and ending on March 31 of each year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Directors shall designate another fiscal year for the Master Fund that is a permissible taxable year under the Code. For tax purposes, the 12-month period ending December 31 of each year will be the Master Fund's taxable year.

     1.17 FORM N-2 means the Master Fund's Registration Statement on Form N-2 or any successive form filed with the Securities and Exchange Commission ("SEC"), as amended from time to time.

     1.18 INDEPENDENT DIRECTORS means those Directors who are not "interested persons" of the Master Fund as such term is defined in the 1940 Act.

     1.19 INTEREST means the entire limited liability company interest (as defined in the Delaware Act) in the Master Fund at any particular time of a Member or other person to whom an Interest or portion thereof has been transferred pursuant to this Agreement, including the rights and obligations of such Member or other person under this Agreement and the Delaware Act.

     1.20 INVESTED CAPITAL means, with respect to any Member, the amount of such Member's aggregate Net Capital Contributions to the Master Fund, subject to any adjustments made and decreased by any repurchases or distributions.

     1.21 INVESTMENT ADVISER means the person who at any particular time serves as the investment adviser to the Master Fund pursuant to the Investment Management Agreement.

     1.22 INVESTMENT FUNDS means unregistered investment funds and/or registered investment companies in which the Master Fund will invest.

     1.23 INVESTMENT MANAGEMENT AGREEMENT means the separate written agreement between the Master Fund and the Investment Adviser pursuant to which the Investment Adviser performs certain investment advisory and supervisory services to the Master Fund.

     1.24 MANAGEMENT FEE means the management fee paid to the Investment Adviser out of the Master Fund's assets pursuant to an Investment Management Agreement, and debited against Members' Capital Accounts.



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     1.25 MASTER FUND means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.

     1.26 MASTER FUND PERCENTAGE means a percentage established for each Member on the Master Fund's books as of the first day of each Fiscal Period. The Master Fund Percentage of a Member for a Fiscal Period shall be determined by dividing the balance of the Member's Capital Account as of the commencement of such Fiscal Period by the sum of the Capital Accounts of all of the Members as of the commencement of such Fiscal Period. The sum of the Master Fund Percentages of all Members for each Fiscal Period shall equal 100%.

     1.27 MEMBER means any person who shall have been admitted to the Master Fund as a member or a substitute Member who is admitted to the Master Fund pursuant to this Agreement, in such person's capacity as a Member until the Master Fund repurchases the entire Interest of such person as a Member pursuant to Section 4.5 hereof or a substituted Member or Members are admitted with respect to any such person's entire Interest as a Member pursuant to
Section 4.4 hereof. The Members shall constitute a single class or group of members.

     1.28 NEGATIVE BASIS shall have the meaning set forth in Section 5.7.

     1.29 NEGATIVE BASIS MEMBER shall have the meaning as set forth in Section 5.7.

     1.30 NET ASSETS means the total value of all assets of the Master Fund, less an amount equal to all accrued debts, liabilities and obligations of the Master Fund, calculated before giving effect to any repurchases of Interests. The Net Assets of the Master Fund will be computed as of the close of business on the last day of each Fiscal Period. In computing Net Assets, the Master Fund will value its interests in the Investment Funds at the respective net asset values provided by the Investment Funds to the Master Fund, subject to the Board's review to assure that such values reflect fair value. Other securities and assets of the Master Fund will be valued at market value, if market quotations are readily available, or will be valued at fair value as determined in good faith by the Board or in accordance with procedures adopted by the Board. Expenses of the Master Fund and its liabilities (including the amount of any borrowings) are taken into account for purposes of computing Net Assets.

     1.31 NET ASSET VALUE means the total value of all assets of the Master Fund as valued pursuant to Section 7.3, less an amount equal to all accrued debts, liabilities, and obligations of the Master Fund, calculated before giving effect to any repurchase of Interests.

     1.32 NET CAPITAL CONTRIBUTION means a Member's Capital Contribution minus fees or expenses, if any.

     1.33 NET PROFIT OR NET LOSS means the amount by which the Net Assets as of the close of business on the last day of a Fiscal Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net Assets as of the commencement of the same Fiscal Period, such amount to be adjusted to exclude any items to be allocated among the Capital Accounts of the Members on a basis that is not in accordance with the respective Master Fund




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Percentages of all Members as of the commencement of such Fiscal Period pursuant to this Agreement.

     1.34 1940 ACT means the Investment Company Act of 1940 and the rules, regulations, and orders thereunder, as amended from time to time, or any successor law.

     1.35 1934 ACT means the Securities Exchange Act of 1934 and the rules, regulations, and orders thereunder, as amended from time to time, or any successor law.

     1.36 OFFERING EXPENSES means the expenses of offering Interests in the Master Fund.

     1.37 ORGANIZATIONAL EXPENSES means the expenses incurred by the Master Fund in connection with its formation and initial registration as an investment company under the 1940 Act.

     1.38 ORGANIZATIONAL MEMBER means John T. Ferguson.

     1.39 PERSON means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization, or unincorporated organization.

     1.40 PORTFOLIO MANAGERS means portfolio managers of the Investment Funds in which the Master Fund will invest, among which the Master Fund will deploy some or all of its assets.

     1.41 POSITIVE BASIS shall have the meaning as set forth in Section 5.7.

     1.42 POSITIVE BASIS MEMBER shall have the meaning as set forth in Section 5.7.

     1.43 REPURCHASE VALUATION DATE shall have the meaning set forth in
Section 4.5.

     1.44 SECURITIES means securities (including, without limitation, equities, debt obligations, options, and other "securities" as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation, currency, or commodity, all manner of derivative instruments, and any contracts based on any index or group of securities, debt obligations, currencies, or commodities, and any options thereon.

     1.45 SERIES means any series of limited liability company interests established by the Board relating to a distinct portfolio and having separate rights and powers with respect to the assets of the Master Fund allocated to such Series.

     1.46 TAX MATTERS MEMBER means the Member designated as "tax matters member" of the Master Fund pursuant to Section 8.18 hereof.



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     1.47 TRANSFER means the assignment, transfer, sale, or other disposition of all or any portion of an Interest, including any right to receive any allocations and distributions attributable to an Interest.

     1.48 VALUATION DATE means any date in which the Net Asset Value of the Master Fund is computed.

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                                  ARTICLE II
                    ORGANIZATION; ADMISSION OF MEMBERS; BOARD

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     2.1 FORMATION OF LIMITED LIABILITY COMPANY. The Organizational Member and
any person designated by the Board hereby are designated as authorized persons, within the meaning of the Delaware Act, to execute, deliver, and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware. The Board shall cause to be executed and filed with applicable governmental authorities any other instruments, documents, and certificates which, in the opinion of the Master Fund's legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware, or any other jurisdiction in which the Master Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement, and continue the valid existence and business of the Master Fund.

     2.2 NAME. The name of the Master Fund shall be The Topiary Master Fund for Benefit Plan Investors (BPI) LLC, pursuant to the Certificate dated as of July 16, 2004 and filed with the Secretary of State of the State of Delaware on July 16, 2004, or such other name as the Board hereafter may adopt upon:
(i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act; and (ii) sending notice thereof to each Member. The Master Fund's business may be conducted under the name of the Master Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board.

     2.3 PRINCIPAL AND REGISTERED OFFICE. The Master Fund shall have its principal office at the principal office of the Investment Adviser, or at such other place designated from time to time by the Board.

     The Master Fund shall have its registered office in the State of Delaware at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and shall have the Corporation Trust Company as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Board in accordance with the Delaware Act.



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     2.4 DURATION. The term of the Master Fund shall commence on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue perpetually unless and until the Master Fund is dissolved pursuant to
Section 6.1 hereof.

     2.5 BUSINESS OF THE PORTFOLIO COMPANY. The business of the Master Fund is, without limitation, to purchase, sell, invest, and trade in Securities, both directly and through the purchase of interests in the Investment Funds and to engage in any financial or derivative transactions relating thereto or otherwise and to engage in such other activities and to exercise such rights and powers as permitted by limited liability companies under the Delaware Act. On behalf of the Master Fund, the officers of the Master Fund may execute, deliver, and perform all contracts, agreements, and other undertakings and engage in all activities and transactions as may in the opinion of the Board be necessary or advisable to carry out the Master Fund's business and any amendments to any such contracts, agreements, and other undertakings, all without any further act, vote, or approval of any other person, notwithstanding any other provision of this Agreement.

     2.6 THE BOARD.

     (a) The Organizational Member shall serve as the sole Director on the initial Board as of [_______, 2004], until the proper designation of those persons first listed on Schedule I who shall agree to be bound by all of the terms of this Agreement to serve as Directors on the initial Board, which agreement to be bound shall be effective as of the date of their acceptance of their appointment as Director. The Board may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Director and the provisions of Section 3.3 hereof with respect to the election of Directors by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Director. The names and mailing addresses of the Directors shall be set forth in the books and records of the Master Fund. The number of Directors shall be fixed from time to time by a written instrument signed by, or by resolution approved at a duly constituted meeting by vote of, a majority of the Board, provided however that the number of Directors shall at all times be at least one and no more than ten as determined, from time to time, by the Directors pursuant to this Agreement.

     (b) Each Director shall serve as a Director for the duration of the term of the Master Fund, unless his or her status as a Director shall be sooner terminated pursuant to Section 4.2 hereof. If any vacancy in the position of a Director occurs, the remaining Directors may appoint a person to serve in such capacity, provided such appointment is in accordance with the 1940 Act. The Directors may call a meeting of Members to fill any vacancy in the position of Director, and shall do so when required by the 1940 Act.

     (c) In the event that no Director remains to continue the business of the Master Fund, the Investment Adviser shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Master Fund and, if the business shall be continued, of electing the required number of Directors to the Board. If the Members shall determine at such meeting not to continue the business of the Master Fund or if the required



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number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity, then the Master Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Master Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

     2.7 MEMBERS.

     (a) The Board may admit one or more Members at such times as the Board may determine. Members may be admitted to the Master Fund subject to the condition that each such Member execute an appropriate signature page of this Agreement, application, subscription agreement, or without such execution, if such Member orally, in writing, or by other action, including, but not limited to payment for an Interest, complies with the conditions for becoming a Member and pursuant to which such Member agrees to be bound by all the terms and provisions hereof. This Agreement shall not be unenforceable by reason of it not having been signed by a person being admitted as a Member. The Board, in its sole and absolute discretion, may reject applications or subscription agreements for Interests in the Master Fund. The admission of any person as a Member shall be effective upon the revision of the books and records of the Master Fund to reflect the name and the contribution to the capital of the Master Fund of such additional Member. Such record of Members shall also set forth the number of Interests that each Member holds. The Organizational Member and the Investment Adviser hereby are admitted as Members on the date hereof.

     (b) If a Member is admitted to the Master Fund prior to the initial Closing, the Invested Capital of such Member shall be adjusted by any Net Profit or Net Loss allocable to such Member for the period through the initial Closing.

     2.8 BOTH DIRECTORS AND MEMBERS. A Member may at the same time be a Director, a Member, or an Investment Adviser, and a Member in which event such Member's rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act and the 1940 Act. A Director need not be a Member.

     2.9 ORGANIZATIONAL MEMBER. John T. Ferguson shall be the Organizational Member of the Master Fund.

     2.10 LIMITED LIABILITY. To the fullest extent permitted under applicable law, a Member shall not be liable for the Master Fund's debts, obligations, or liabilities in any amount in excess of the Capital Account balance of such Member. To the fullest extent permitted under applicable law, the Investment Adviser and Directors shall not be liable for the Master Fund's debts, obligations, or liabilities.

     2.11 SERIES. The Master Fund may create one or more Series and/or classes from time to time. With respect to any Series established by the Master Fund, the following provisions shall apply:



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     (a) separate and distinct records shall be maintained for each Series, and the assets associated with any such Series shall be held and accounted for separately from the other assets of the Master Fund or any other Series;

     (b) the debts, liabilities, and obligations incurred, contracted for, or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Master Fund generally or any other Series;

     (c) the Board, in its sole and absolute discretion, shall have authority to restrict allocations or transfers of Member Capital Contributions to or from any Series; and

     (d) notwithstanding Section 18-215 of the Delaware Act, the failure of a Series to have any Member associated with it shall not be the basis for the dissolution of the Series and the winding up of its affairs unless in accordance with the provisions of Article VI.

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                                   ARTICLE III
                                   MANAGEMENT

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     3.1 MANAGEMENT AND CONTROL.

     (a) Management and control of the business of the Master Fund shall be vested in the Board, which shall have the right, power, and authority, on behalf of the Master Fund and in its name, to exercise all rights, powers, and authority of "managers" under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Master Fund and its duties hereunder. No Director shall have the authority individually to act on behalf of or to bind the Master Fund except within the scope of such Director's authority as delegated by the Board. The parties hereto intend that, except to the extent otherwise expressly provided herein: (i) each Director shall be vested with the same powers, authority, and responsibilities on behalf of the Master Fund as are customarily vested in each director of a Delaware corporation; and (ii) each Independent Director shall be vested with the same powers, authority, and responsibilities on behalf of the Master Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an "interested person" of such company as such term is defined in the 1940 Act. During any period in which the Master Fund shall have no Directors, the Investment Adviser shall continue to serve as the adviser to the Master Fund. The Directors may make Capital Contributions and own Interests in the Master Fund.

     (b) Each Member agrees not to treat, on his personal income tax return or in any claim for a tax refund, any item of income, gain, loss, deduction, or credit in a manner inconsistent with the treatment of such item by the Master Fund. The Board shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Master Fund under any provisions of the Code or any other revenue laws.



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     (c) Members shall have no right to participate in and shall take no part in the management or control of the Master Fund's business, except to the extent specifically provided herein, and shall have no right, power, or authority to act for or bind the Master Fund. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required in the Delaware Act.

     (d) The Board may delegate to any person, including officers of the Master Fund, any rights, power, and authority vested by this Agreement in the Board to the extent permissible under applicable law.

     3.2 ACTIONS BY THE BOARD.

     (a) Unless provided otherwise in this Agreement, the Board shall act only: (i) by the affirmative vote of a majority of the Directors (which majority shall include any requisite number of Independent Directors required by the 1940 Act) present at a meeting duly called at which a quorum of the Directors shall be present (in person, which may include any means of communication that allows all Directors participating to hear each other simultaneously during the meeting, as permitted by the SEC and/or the 1940 Act, or, if in person attendance is not required by the 1940 Act, in person or by telephone); or (ii) by unanimous written consent of all of the Directors without a meeting, if permissible under the 1940 Act.

     (b) The Board may designate from time to time a Chairperson who shall preside at all meetings. Meetings of the Board may be called by the Chairperson or any two Directors, and may be held on such date and at such time and place as the Board shall determine. Each Director shall be entitled to receive written notice of the date, time, and place of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Directors may attend and participate in any meeting by telephone, except where in person attendance at a meeting is required by the 1940 Act. A majority of the Directors then in office shall constitute a quorum at any meeting.

     (c) The Board may designate from time to time agents and employees of the Master Fund, including without limitation employees of the Investment Adviser, who shall have the same powers and duties on behalf of the Master Fund (including the power to bind the Master Fund) as are customarily vested in officers of a Delaware corporation, and designate them as officers of the Master Fund.

     3.3 MEETINGS OF MEMBERS.

     (a) Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Meetings of the Members may be called by the Board or by Members holding a majority of the total number of votes eligible to be cast by all Members, and may be held at such time, date, and place as the Board shall determine. The Board shall arrange to provide written notice of the meeting, stating the date, time, and place of



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the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this Agreement or of the 1940 Act: (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors; and
(ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

     (b) Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member's Master Fund Percentage as of the record date for such meeting. The Board shall establish a record date not less than 10 nor more than 60 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

     (c) A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Master Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Master Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

     3.4 CUSTODY OF ASSETS OF THE PORTFOLIO COMPANY. The physical possession of all funds, Securities, or other property of the Master Fund shall at all times, be held, controlled, and administered by one or more custodians retained by the Master Fund in accordance with the requirements of the 1940 Act.

     3.5 OTHER ACTIVITIES OF MEMBERS AND DIRECTORS.

     (a) The Directors shall not be required to devote full time to the affairs of the Master Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement.



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     (b) Any Member, Director, or Affiliate of the foregoing may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisers, or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member shall have any rights in or to such activities of any other Member or Director, or any profits derived therefrom.

     3.6 DUTY OF CARE.

     (a) A Director shall not be liable to the Master Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of the Director's services under this Agreement, unless it shall be determined by final judicial decision in a court of competent jurisdiction on the merits from which there is no further right to appeal that such loss is due to an act or omission of such person constituting willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Director's office or as otherwise required by law.

     (b) A Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for an Interest shall be liable to the Master Fund, any other Member, or third parties only as required by the Delaware Act or otherwise provided in this Agreement.

     3.7 INDEMNIFICATION.

     (a) To the fullest extent permitted by law, the Master Fund shall, subject to Section 3.7(b) hereof, indemnify each Director (including for this purpose their executors, heirs, assigns, successors, or other legal representatives), the Investment Adviser and Tax Matters Member (including for this purpose each affiliate, shareholder, partner, member, officer, director, principal, employee, or agent of the Investment Adviser and the Tax Matters Member) and the executors, heirs, assigns, successors, or other legal representatives of each of the foregoing, and of any person who controls or is under common control, or otherwise affiliated, with the Investment Adviser or the Tax Matters Member (and their executors, heirs, assigns, successors, or other legal representatives) against all losses, claims, damages, liabilities, costs, and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director, Investment Adviser, or the Tax Matters Member, as the case may be, of the Master Fund or the past or present performance of services to the Master Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost, or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation, or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

     (b) Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Master Fund in advance of the final disposition of any such action, suit, investigation, or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Master Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that: (i) such indemnitee shall provide security for such undertaking, (ii) the Master Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee's failure to fulfill his or its undertaking; or
(iii) a majority of the Directors (excluding any Director who is seeking advancement of expenses hereunder or is or has been a party to any action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

     (c) As to the disposition of any action, suit, investigation, or proceeding (whether by a compromise payment, pursuant to a consent decree, or otherwise) without an adjudication or a decision on the merits by a court of competent jurisdiction, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Master Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.7(a) hereof if: (i) approved as in the best interests of the Master Fund by vote of a majority of the Directors (excluding any Director who is seeking indemnification hereunder or is or has been a party to any action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for advancement of expenses hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Master Fund and that such indemnitee is not liable to the Master Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office; or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Master Fund and that such indemnitee is not liable to the Master Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

     (d) Any indemnification or advancement of expenses made pursuant to this
Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a final decision on the merits in a court of competent jurisdiction in any action, suit, investigation, or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Master Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Master Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Master Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this
Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Master Fund (or any Member acting derivatively or otherwise on behalf of the Master Fund or its Members).

     (e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 as to which he, she, or it may otherwise be entitled except out of the assets of the Master Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

     (f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Master Fund to purchase and maintain liability insurance on behalf of any Director or other person.

     3.8 FEES, EXPENSES, AND REIMBURSEMENT.

     (a) So long as the Investment Adviser (or its affiliates) provides management services to the Master Fund, it shall be entitled to receive fees for such services as may be agreed to by the Investment Adviser and the Master Fund pursuant to an Investment Management Agreement, provided however, the Board has approved such agreement and fees. The Management Fee will be computed based on the Capital Account of each Member as of the end of business on the last business day of each month, after adjustment for any subscriptions effective on such date and before giving effect to any repurchase of Interests effective as of such date. To the extent permitted by the 1940 Act, the Investment Adviser may waive or reduce the Management Fee calculated with respect to, and deducted from, the Capital Account of any Member and may pay all or part of the Management Fee to third parties for services rendered in connection with the placement of Interests.

     (b) The Board may cause the Master Fund to compensate each Director for his or her services hereunder. In addition, the Master Fund shall reimburse the Directors for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

          (1) The Master Fund shall bear all of its own operating expenses incurred in the business of the Master Fund other than those specifically required to be borne by the Investment Adviser or another party pursuant to a separate written agreement with the Master Fund as contemplated by
     Section 3.8(a) hereof. Expenses to be borne by the Master Fund include, but shall not be limited to: any fees payable to the Investment Adviser (including the Management Fee); fees and expenses in connection with the organization of the Master Fund, including offering expenses; brokerage commissions; interest and fees on any borrowings by the Master Fund; fees and expenses of outside legal counsel (including fees and expenses associated with review of documentation for prospective investments by the Master Fund), including foreign legal counsel; independent auditors' fees; fees and expenses in connection with repurchase offers and any repurchases of Interests; taxes and governmental fees (including tax preparation fees); administration and custody fees; expenses of preparing, printing, and distributing offering memoranda and prospectuses, and any other sales material (and any supplements or amendments thereto), reports, notices, other communications to Members, and proxy materials; expenses of preparing, printing, and filing reports and other documents with government agencies; expenses of Members' meetings; expenses of corporate data processing and related services; Member recordkeeping and Member account services, fees, and disbursements; fees and expenses of the Directors not employed by the Investment Adviser, the Distributor, or their respective affiliates; insurance premiums; extraordinary expenses such as litigation expenses; and such other types of expenses as may be approved from time to time by the Board.

          (2) The Investment Adviser shall be entitled to reimbursement from the Master Fund for any of the above expenses that it pays on behalf of the Master Fund.

     (c) Subject to procuring any required regulatory approvals, the Master Fund from time to time, alone or in conjunction with other accounts for which the Investment Adviser, or any Affiliate of the Investment Adviser, acts as general partner, managing member, or investment adviser, may purchase insurance in such amounts, from such insurers and on such terms as the Board shall determine.

         ------------------------------------------------------------

                                   ARTICLE IV
           TERMINATION OF STATUS OF INVESTMENT ADVISER AND DIRECTORS;
                     TRANSFERS, REPURCHASES, AND REDEMPTIONS

         ------------------------------------------------------------

     4.1 TERMINATION OF STATUS OF THE INVESTMENT ADVISER. The status of the Investment Adviser shall terminate if the Investment Management Agreement with the

Investment Adviser terminates and the Master Fund does not enter into a new Investment Management Agreement with the Investment Adviser, effective as of the date of such termination.

     4.2 TERMINATION OF STATUS OF A DIRECTOR. The status of a Director shall terminate if the Director: (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Director (upon not less than 90 days' prior written notice to the other Directors, unless the other Directors waive such notice); (iv) shall be removed; (v) shall be certified by a physician to be mentally or physically unable to perform his or her duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law, or make an assignment for the benefit of creditors; or (vii) shall have a receiver appointed to administer the property or affairs of such Director.

     4.3 REMOVAL OF THE DIRECTORS. Any Director may be removed by: (i) the vote or written consent of at least two-thirds (2/3) of the Directors not subject to the removal or vote; or (ii) the vote or written consent of Members holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Members.


     4.4 TRANSFER OF INTERESTS OF MEMBERS.

     (a) An Interest held by a Member may be transferred in whole or in part only: (i) by operation of law pursuant to the death, divorce, bankruptcy, insolvency, or dissolution of such Member; or (ii) under extremely limited circumstances, with the written consent of the Board (which may be withheld for any reason in its sole and absolute discretion). If any transferee does not meet such investor eligibility requirements, the Master Fund reserves the right to redeem its Interest. If the Board does not consent to a transfer by operation of law, the Master Fund shall redeem the Interest from the Member's successor. Any transfer must comply with the Securities Act. The Board generally will not consent to a transfer unless the transfer is: (i) one in which the tax basis of the Interest in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferring Member (e.g,. certain gifts and contributions to family entities); or (ii) to members of the transferring Member's immediate family (siblings, spouse, parents, and children). The foregoing permitted transferees will not be allowed to become substituted Members without the consent of the Board, which may be withheld in its sole and absolute discretion. Each transferring Member and transferee agrees to pay all expenses, including, but not limited, to attorneys' and accountants' fees, incurred by the Master Fund in connection with any transfer.

     (b) By subscribing for an Interest, each Member agrees to indemnify and hold harmless the Master Fund, the Board, the Investment Adviser, or each other Member, and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs, and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs, and expenses or any judgments, fines, and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from any transfer made by that Member in violation of this Section 4.4 or any misrepresentation made by that Member in connection with any such transfer.

     (c) Each transferring Member shall indemnify and hold harmless the Master Fund, the Board, the Investment Adviser, or each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs, and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs, and expenses or any judgments, fines, and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from: (i) any transfer made by such Member in violation of this Section 4.4; and (ii) any misrepresentation by such Member in connection with any such transfer.

     4.5 REPURCHASE OF INTERESTS.

     (a) General. Except as otherwise provided in this Agreement, no Member or other person holding an Interest or portion thereof shall have the right to require the Master Fund to redeem its Interest. The Board of the Master Fund, from time to time, and in its sole and absolute discretion, may determine to cause the Master Fund to offer to repurchase Interests from Members, including the Investment Adviser, on such terms and conditions as set forth in this Agreement. However, the Master Fund shall not offer to repurchase Interests on more than two occasions during any one Fiscal Year unless it has been advised by counsel to the Master Fund to the effect that more frequent offers would not cause any adverse tax consequences to the Master Fund or its Members. In accordance with the terms and conditions as are set forth in this Agreement, in determining whether to cause the Master Fund to repurchase Interests pursuant to written requests by Members, the Board shall consider, among other things, the recommendation of the Investment Adviser and shall also consider the following factors, among others, in making such determination:

          (1) whether any Members have requested that the Master Fund repurchase their Interests;

          (2) the liquidity of the Master Fund's assets;

          (3) the investment plans and working capital requirements of the Master Fund;

          (4) the relative economies of scale with respect to the size of the Master Fund;

          (5) the history of the Master Fund in repurchasing Interests;

          (6) the economic condition of the securities markets; or

          (7) the anticipated tax consequences of any proposed repurchases of Interests.

     (b) Discretionary Repurchases. The Board shall cause the Master Fund to repurchase Interests on terms fair to the Master Fund and to all Members or one or more classes of Members (including persons holding Interests acquired from Members), as applicable, in the following manner:

          (1) The Board will provide written notice to Members when it has determined, in its sole and absolute discretion, that the Master Fund will repurchase Interests. Such notice will describe the terms of the repurchase offer, including:

               (i) the commencement date of the repurchase offer;

               (ii) the date on which repurchase requests must be received by the Master Fund (the "Repurchase Request Deadline"); and

               (iii) other information that Members should consider in deciding whether and how to participate in such repurchase opportunity.

          (2) Members must submit, in writing, requests for repurchase to the Master Fund or its designated agent. The Repurchase Request Deadline will be a date set by the Board occurring no sooner than 20 business days after the commencement date of the repurchase offer and such Repurchase Request Deadline may be extended by the Board in its sole and absolute discretion. The Master Fund will not accept any repurchase request received by it or its designated agent after the Repurchase Request Deadline.

          (3) Payment for Interests, accepted by the Master Fund for repurchase will be made in whole or in part in accordance with Section 4.5(b)(6). The amount due to any Member whose Interest is repurchased will be equal to the value of the Member's Capital Account or relevant portion thereof based on the estimated unaudited net asset value of the Master Fund's assets as of the effective date of repurchase (the "Repurchase Valuation Date"), after giving effect to all allocations to be made to the Member's Capital Account as of such date. The Repurchase Valuation Date is the last business day of the quarter in which the Repurchase Request Deadline occurs, which will be approximately 65 days after the Repurchase Request Deadline. Payment amounts shall ordinarily be calculated within 10 business days after the Repurchase Valuation Date in accordance with the Master Fund's valuation procedures as adopted by the Master Fund's Board.

          (4) The Master Fund may suspend or postpone any repurchase offer, by vote of a majority of the Board, including a majority of the Independent Directors, including but not limited to:

               (i) for any period during which an emergency exists as a result of which it is not reasonably practicable for the Master Fund to dispose of securities it owns or to determine the value of the Master Fund's nets assets;

               (ii) for any other periods that the SEC permits by order for the protection of Members; or

               (iii) under such other unusual circumstances as the Board deems advisable for the benefit of the Master Fund and its Members.

          (5) The Board, in its sole and absolute discretion, shall determine the amount of Interests to be repurchased, if any. If a greater amount of Interests is submitted for repurchase by Members as of the Repurchase Request Deadline than the repurchase offer amount, as determined by the Board in its sole and absolute discretion, the Master Fund may repurchase an additional amount of Interests not to exceed 2% of the Interests outstanding on the Repurchase Request Deadline. If the Board determines not to repurchase more than the repurchase offer amount or if Members submit for repurchase Interests in an amount exceeding the repurchase offer amount plus 2% of the Interests outstanding on the Repurchase Request Deadline, the Master Fund shall repurchase the Interests submitted for repurchase on a pro rata basis, disregarding fractions, according to the amount of Interests submitted for repurchase by each Member as of the Repurchase Request Deadline; provided, however, that this provision shall not prohibit the Master Fund from:

               (i) accepting all Interests submitted for repurchase by Members who own, beneficially or of record, an aggregate of not more than a specified percentage of such Interest and who submit for repurchase all their Interest, before prorating Interests submitted for repurchase by other Members; or

               (ii) accepting by lot Interests submitted for repurchase by Members who offer all the Interest held by them or who, when submitting for repurchase their Interest, elect to have either all or none or at least a minimum amount or none accepted, if the Master Fund first accepts all Interests submitted for repurchase by Members who do not so elect.

          (6) Repurchases of Interests or portions thereof by the Master Fund shall be payable promptly after the date of each such repurchase or, in the case of an offer by the Master Fund to repurchase Interests, promptly after the expiration date of such repurchase offer in accordance with the terms of such offer. Payment of the purchase price for an Interest (or portion thereof) shall consist of cash or a promissory note, which need not bear interest, in an amount equal to 100% of the unaudited net asset value of the portion of the Interest redeemed, unless the relevant Member has requested the repurchase of 90% or more of the Interest held by such Member, in which case such Member shall receive: (i) cash or a promissory note, which need not bear interest, in an amount equal to 90% of the estimated unaudited net asset value of the Interest (or portion thereof) repurchased by the Master Fund determined as of the Repurchase Valuation Date (the "Initial Payment"); (ii) a promissory note entitling the holder thereof to the balance of the proceeds, to be paid following the expiration of the later of (x) 90 days following the applicable Repurchase Valuation Date, so as to effectuate an orderly liquidation of enough Investment Funds in which the Master Fund is invested or otherwise, or (y) such longer period as the Board of Directors in its discretion deems necessary to protect the interests of the remaining Members. Notwithstanding anything in the foregoing to the contrary, the Board of Directors, in its discretion, may pay any portion of the repurchase price in Securities (or any combination of Securities and cash) having a value, determined as of the Repurchase Valuation Date, equal to the amount to be repurchased; provided that the Board of Directors, in its discretion, may make payment of the purchase price for an Interest by in-kind distribution of Securities held by the Master Fund. The purchase price of an Interest will be determined as of the Repurchase Valuation Date.

          (7) The Board may, in its sole and absolute discretion, elect to impose charges on Members or other persons who submit their Interests for repurchase. The Board may also, in its sole and absolute discretion, allocate to tendering Members withdrawal or similar charges imposed by Investment Funds if the Master Fund has requested withdrawal of its capital from any Investment Funds in order to fund the repurchase of Interests and such charges were imposed on the Master Fund.

          (8) The Investment Adviser may submit for repurchase its Interest as a Member under Section 4.5 hereof.

     (c) Mandatory Redemptions. The Board may cause the Master Fund to redeem the Interest of a Member or of any person acquiring such an Interest from or through a Member in the event that the Board determines or has reason to believe that, among other things:

          (1) such Interest has been transferred or such Interest has vested in any person by operation of law as a result of the death, dissolution, bankruptcy, or incompetency of a Member;

          (2) ownership of such Interest by a Member or other person will cause the Master Fund to be in violation of, or require registration of any Interests, or subject the Master Fund or the Investment Adviser to additional registration or regulation under, the securities, commodities, or other laws of the United States or any other relevant jurisdiction;

          (3) continued ownership of such Interest may be harmful or injurious to the business or reputation of the Master Fund or the Investment Adviser, or may subject the Master Fund or any of its Members to an undue risk of adverse tax or other fiscal consequences;

          (4) for any period during which an emergency exists as a result of which it is not reasonably practicable for the Master Fund to dispose of securities it owns or to determine the value of the Master Fund's net assets;

          (5) any representation or warranty made by a Member in connection with the acquisition of such Interest was not true when made or has ceased to be true; or

          (6) it would be in the best interests of the Master Fund, as determined by the Board in its sole and absolute discretion, for the Master Fund to redeem such Interest.

         ------------------------------------------------------------

                                    ARTICLE V
                                     CAPITAL

         ------------------------------------------------------------

     5.1 CONTRIBUTIONS TO CAPITAL.

     (a) The minimum Capital Contribution of each Member to the capital of the Master Fund shall be such amount as the Board in its sole and absolute discretion may determine from time to time. The amount of the initial Capital Contribution of each Member shall be recorded on the books and records of the Master Fund upon acceptance as a contribution to the capital of the Master Fund. The Directors shall not be entitled to make voluntary contributions of capital to the Master Fund as Directors of the Master Fund, but may make voluntary contributions to the capital of the Master Fund as Members. The Investment Adviser may make voluntary contributions to the capital of the Master Fund as a Member.

     (b) If permitted by the Board, a Member and the Investment Adviser, as a Member, may make additional Capital Contributions of the Master Fund, effective as of such times as the Board in its discretion may permit, subject to the limitations applicable to the admission of Members pursuant to this Agreement. No Member shall be obligated to make any additional Capital Contribution except to the extent provided in this Agreement.

     (c) Except as otherwise permitted by the Board, initial and any additional contributions to the capital of the Master Fund by any Member shall be payable in cash.

     (d) The minimum initial and additional Capital Contributions may be increased or reduced by the Board.

     (e) The Master Fund shall increase the Interest of any Member making an additional Capital Contribution.

     5.2 RIGHTS OF MEMBERS TO CAPITAL.

     No Member shall be entitled to interest on his or its contribution to the capital of the Master Fund, nor shall any Member be entitled to the return of any capital of the Master Fund except as otherwise specifically provided herein. No Member shall be liable for the return of any such amounts. No Member shall have the right to require partition of the Master Fund's property or to compel any sale or appraisal of the Master Fund's assets.

     5.3 CAPITAL ACCOUNTS.

     (a) The Master Fund shall maintain a separate Capital Account for each Member.

     (b) Each Member's Capital Account shall have an initial balance equal to the amount of cash constituting such Member's Net Capital Contribution.

     (c) Each Member's Capital Account shall be increased by the sum of: (i) the amount of cash constituting additional contributions by such Member to the capital of the Master Fund permitted pursuant to Section 5.1; plus (ii) any amount credited to such Member's Capital Account pursuant to this Article V.

     (d) Each Member's Capital Account shall be reduced by the sum of: (i) the amount of any repurchase of the Interest, or portion thereof, of such Member or distributions to such Member pursuant to this Agreement; plus (ii) any amounts debited against such Member's Capital Account pursuant to this Article V.

     (e) If all or a portion of the Interest of a Member is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest or relevant portion thereof.

     5.4 ALLOCATION OF NET PROFIT AND LOSS.

     As of the last day of each Fiscal Period, any Net Profit or Net Loss for the Fiscal Period shall be allocated among and credited to or debited against the Capital Accounts of the Members in accordance with their respective Master Fund Percentages for such Fiscal Period.

     5.5 ALLOCATION OF CERTAIN WITHHOLDING TAXES AND OTHER EXPENDITURES.

     (a) If the Master Fund incurs a withholding tax or other tax obligation with respect to the share of Master Fund income allocable to any Member, then the Board, without limitation of any other rights of the Master Fund or the Board, shall cause the amount of such obligation to be debited against the Capital Account of such Member when the Master Fund pays such obligation, and any amounts then or thereafter distributable to such Member shall be reduced by the amount of such taxes. If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member's Interest shall pay to the Master Fund as a contribution to the capital of the Master Fund, upon demand of the Master Fund, the amount of such excess. The Master Fund shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption; provided, that in the event that the Master Fund determines that a Member is eligible for a refund of any withholding tax, the Master Fund may, at the request and expense of such Member, assist such Member in applying for such refund.

     (b) Except as otherwise provided for in this Agreement and unless prohibited by the 1940 Act, any expenditures payable by the Master Fund, to the extent determined by the Board to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Members, shall be charged to only those Members on whose behalf such payments are made or whose particular circumstances gave rise to such payments. Such charges shall be debited from the Capital Accounts of such Members as of the close of the Fiscal Period during which any such items were paid or accrued by the Master Fund.

     5.6 RESERVES.

     (a) Appropriate reserves may be created, accrued, and charged against Net Assets and proportionately against the Capital Accounts of the Members for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Investment Adviser or the Board, such reserves to be in the amounts which the Board in its sole and absolute discretion deems necessary or appropriate. The Board may increase or reduce any such reserves from time to time by such amounts as it in its sole and absolute discretion deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, may be proportionately charged or credited, as appropriate, to the Members' Capital Accounts. The amount of any such reserve, or any increase or decrease therein, may be proportionately charged or credited, as appropriate, to the Capital Accounts of those parties who are Members at the time when such reserve is created, increased, or decreased, as the case may be; provided, however, that if any such individual reserve item, adjusted by any increase therein, exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all such Members, the amount of such reserve, increase, or decrease shall instead be charged or credited to those parties who were Members at the time, as determined by the Board in its sole and absolute discretion, of the act or omission giving rise to the contingent liability for which the reserve was established, increased, or decreased in proportion to their Capital Accounts at that time.

     (b) To the extent permitted under applicable law, if at any time an amount is paid or received by the Master Fund (other than contributions to the capital of the Master Fund, distributions, or repurchases of Interests or portions thereof) and such amount exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all Members at the time of payment or receipt and such amount was not accrued or reserved for but would nevertheless, in accordance with the Master Fund's accounting practices, be treated as applicable to one or more prior Fiscal Periods, then such amount shall be proportionately charged or credited, as appropriate, to those parties who were Members during such prior Fiscal Period or Periods.

     (c) To the extent permitted under applicable law, if any amount is required by paragraph (a) or (b) of this Section 5.6 to be charged or credited to a party who is no longer a Member, such amount shall be paid by or to such party, as the case may be, in cash, with interest from the date on which the Board determines that such charge or credit is required. In the case of a charge, the former Member shall be obligated to pay the amount of the charge, plus interest as provided above, to the Master Fund on demand; provided, however, that: (i) in no event shall a former Member be obligated to make a payment exceeding the amount of such Member's Capital Account at the time to which the charge relates; and (ii) no such demand shall be made after the expiration of three years since the date on which such party ceased to be a Member. To the extent that a former Member fails to pay to the Master Fund, in full, any amount required to be charged to such former Member pursuant to paragraph (a) or (b), whether due to the expiration of the applicable limitation period or for any other reason whatsoever, the deficiency shall be charged proportionately to the Capital Accounts of the Members at the time of the act or omission giving rise to the charge to the extent feasible, and otherwise proportionately to the Capital Accounts of the current Members.

     5.7 TAX ALLOCATIONS.

     (a) For each Fiscal Year, items of income, deduction, gain, loss, or credit shall be allocated for income tax purposes among the Members in such a manner as to reflect equitably amounts credited or debited to each Member's Capital Account for the current and prior Fiscal Years (or relevant portions thereof). Allocations under this Section 5.7 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code, and in conformity with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4)(i), and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Section and Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the "qualified income offset" requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

     (b) If the Master Fund realizes capital gains (including short-term capital gains) for Federal income tax purposes for any Fiscal Year during or as of the end of which one or more Positive Basis Members (as hereinafter defined) withdraws from the Master Fund pursuant to Articles IV or VI hereof, the Board, in its sole and absolute discretion, may elect to allocate such gains as follows: (i) to allocate such gains among such Positive Basis Members, pro rata in proportion to the respective Positive Basis (as hereinafter defined) of each such Positive Basis Member, until either the full amount of such gains shall have been so allocated or the Positive Basis of each such Positive Basis Member shall have been eliminated; and (ii) to allocate any gains not so allocated to Positive Basis Members to the other Members in such manner as shall equitably reflect the amounts credited to such Members' Capital Accounts pursuant to this Agreement.

     (c) If the Master Fund realizes capital losses (including long-term capital losses) for Federal income tax purposes for any Fiscal Year during or as of the end of which one or more Negative Basis Members (as hereinafter defined) withdraws from the Master Fund pursuant to Articles IV or VI hereof, the Board, in its sole and absolute discretion, may elect to allocate such losses as follows: (i) to allocate losses among such Negative Basis Members, pro rata in proportion to the respective Negative Basis (as hereinafter defined) of each such Negative Basis Member, until either the full amount of such losses have been so allocated or the Negative Basis of each such Negative Basis Member shall have been eliminated; and (ii) to allocate losses not so allocated to Negative Basis Members to the other Members in such manner as shall equitably reflect the amounts credited to such Members' Capital Accounts pursuant to this Agreement.

     (d) As used herein: (i) the term "Positive Basis" shall mean, with respect to any Member and as of any time of calculation, the amount by which the total of such Member's Capital Account as of such time exceeds its "adjusted tax basis," for Federal income tax purposes, in its Interest as of such time (determined without regard to any adjustments made to such "adjusted tax basis" by reason of any transfer or assignment of such Interest, including by reason of death and without regard to such Member's share of the liabilities of the Master Fund under Section 752 of the Code); (ii) the term "Positive Basis Member" shall mean any Member who withdraws from the Master Fund and who has a Positive Basis as of the effective date of its withdrawal but such Member shall cease to be a Positive Basis Member at such time as it shall have received allocations pursuant to clause (i) of the Section 5.7(b) above equal to its Positive Basis as of the effective date of its withdrawal; (iii) the term "Negative Basis" shall mean, with respect to any Member and as of any time of calculation, the amount by which the total of such Member's Capital Account as of such time is less than its "adjusted tax basis," for Federal income tax purposes, in its Interest as of such time (determined without regard to any adjustments made to such "adjusted tax basis" by reason of any transfer or assignment of such Interest, including by reason of death and without regard to such Member's share of the liabilities of the Master Fund under Section 752 of the Code); and (iv) the term "Negative Basis Member" shall mean any Member who withdraws from the Master Fund and who has a Negative Basis as of the effective date of its withdrawal but such Member shall cease to be a Negative Basis Member at such time as it shall have received allocations pursuant to clause (i) of Section 5.7(c) above equal to its Negative Basis as of the effective date of its withdrawal.

     5.8 DISTRIBUTIONS.

     (a) The Board, in its sole and absolute discretion, may authorize the Master Fund to make distributions in cash at any time to all of the Members on a pro rata basis in accordance with each Member's Master Fund Percentage.

     (b) The Board may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) taxes from any distribution to any Member to the extent required by the Code or any other applicable law. For purposes of this Agreement, any taxes so withheld by the Master Fund with respect to any amount distributed by the Master Fund to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and, if appropriate, reducing the Capital Account of such Member. If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member's Interest shall pay to the Master Fund as a contribution to the capital of the Master Fund, upon demand of the Board, the amount of such excess.

     (c) The Board shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Master Fund and each of the Members from any and all damages, costs, and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

     (d) Notwithstanding anything to the contrary contained herein, none of the Directors or the Members, nor any other person on behalf of the Master Fund, shall make a distribution to the Members on account of their interests in the Master Fund if such distribution would violate the Delaware Act or other applicable law.

     (e) The amount and times of any distributions will be determined in the sole and absolute discretion of the Board.

     5.9 ALLOCATION OF ORGANIZATIONAL, OFFERING, AND CERTAIN OTHER EXPENSES. Organizational Expenses shall generally be amortized over the first twelve month's of the Master Fund's operations. Offering Expenses, and any other expenses in connection with offering Interests of the Master Fund and/or any expenses related to or in connection with any transfer of Interests and/or repurchasing Interests pursuant to Section 4.5, shall generally be treated as expenses of the Master Fund included in the computation of Net Profit and/or Net Loss (except to the extent that the Investment Adviser or another party determines in its discretion that it will assume, reimburse, and/or waive such expense). The Board may alternatively choose to amortize such expenses over a period of time to be determined by the Board. The Board may also allocate organizational and offering expenses (on an Expense Allocation Date or on such other date chosen by the Board) among the Members in a manner that allocates such expenses to Members purchasing Interests in one or more offerings of Interests. The Board may also allocate expenses of any transfer of Interests to either the transferor and/or transferee and expenses of any repurchase of Interests may be allocated to the Members whose Interests are repurchased.


         ------------------------------------------------------------

                                   ARTICLE VI
                           DISSOLUTION AND LIQUIDATION

         ------------------------------------------------------------

     6.1 DISSOLUTION.

     (a) The Master Fund shall be dissolved at any time there are no Members, unless the Master Fund is continued in accordance with the Delaware Act, or upon the occurrence of any of the following events:

               (i) upon the affirmative vote to dissolve the Master Fund by:
          (i) the Board; or (ii) Members holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Members;

               (ii) upon the failure of Members to elect a successor Board member at a meeting called by the Investment Adviser in accordance with this Agreement when no Board member remains to continue the business of the Master Fund;

               (iii) if any Member that has submitted a written request, in accordance with the terms of the Operating Agreement, to tender all of such Member's Interest for repurchase by the Master Fund has not been given the opportunity to so tender within a period of two years after the request (whether in a single repurchase offer or multiple consecutive offers within the two-year period), provided, however, that a Member who intends to cause the Master Fund to be dissolved must so indicate in a separate written request submitted within the applicable two-year period; or

               (iv) as required by operation of law.

     (b) Dissolution of the Master Fund shall be effective on the day on which the event giving rise to the dissolution shall occur or the conclusion of any applicable 60 day period during which the Board and Members may elect to continue the business of the Master Fund as provided herein, but the Master Fund shall not terminate until the assets of the Master Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

     6.2 LIQUIDATION OF ASSETS.

     (a) Upon the dissolution of the Master Fund as provided in Section 6.1 hereof, the Board, acting directly or through a liquidator it selects, shall promptly liquidate the business and administrative affairs of the Master Fund, except that if the Board is unable to perform this function, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall promptly liquidate the business and administrative affairs of the Master Fund. Net Profit and Net Loss during the period of liquidation shall be allocated pursuant to Article V. The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amount as the Board or liquidator shall deem appropriate in its sole and absolute discretion as applicable) shall, subject to the Delaware Act, be distributed in the following manner:

               (i) in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Master Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Members, up to and including the date that distribution of the Master Fund's assets to the Members has been completed, shall first be paid on a pro rata basis;

               (ii) such debts, liabilities, or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis;

               (iii) the Members shall be paid next on a pro rata basis the positive balances of their respective Capital Accounts after giving effect to all allocations to be made to such Members' Capital Accounts for the Fiscal Period ending on the date of the distributions under this Section 6.2(a)(iii).

               (b) Anything in this Section 6.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 6.2(a) above, upon dissolution of the Master Fund, the Board or other liquidator may distribute ratably in kind any assets of the Master Fund; provided, however, that if any in-kind distribution is to be made: (i) the assets distributed in kind shall be valued pursuant to Section 7.3 as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above; and (ii) any profit or loss attributable to property distributed in-kind shall be included in the Net Profit or Net Loss for the Fiscal Period ending on the date of such distribution.

         ------------------------------------------------------------

                                   ARTICLE VII
                  ACCOUNTING, VALUATIONS, AND BOOKS AND RECORDS

         ------------------------------------------------------------

     7.1 ACCOUNTING AND REPORTS.

     (a) The Master Fund shall adopt for tax accounting purposes any accounting method that the Board shall decide in its sole and absolute discretion is in the best interests of the Master Fund. The Master Fund's accounts shall be maintained in U.S. currency.

     (b) After the end of each taxable year, the Master Fund shall furnish to each Member such information regarding the operation of the Master Fund and such Member's Interest as is necessary for Members to complete Federal and state income tax or information returns and any other tax information required by federal, state, or local law.

     (c) Except as otherwise required by the 1940 Act or as may otherwise be permitted by rule, regulation, or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Master Fund shall furnish to each Member a semi-annual report containing the information required by the 1940 Act and an annual report containing the information required by the 1940 Act. The Master Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles. The Master Fund may also furnish to each Member such other periodic reports as it deems necessary or appropriate in its discretion.

     7.2 DETERMINATIONS BY THE BOARD.

     (a) All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board (either directly or by the Investment Adviser pursuant to delegated authority) unless specifically and expressly otherwise provided for by the provisions of this Agreement or as required by law, and such determinations and allocations shall be final and binding on all the Members.

     (b) The Board may make such adjustments to the computation of Net Profit or Net Loss or any components (withholding any items of income, gain, loss, or deduction) comprising any of the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Master Fund and the intended allocation thereof among the Members.

     7.3 VALUATION OF ASSETS.

     (a) Valuation of Securities and other assets shall be made by the Board in accordance with the requirements of the 1940 Act and the valuation procedures adopted by the Board.

     (b) The value of Securities and other assets of the Master Fund and the net worth of the Master Fund as a whole and the Interests determined pursuant to this Section 7.3 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

         ------------------------------------------------------------

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

         ------------------------------------------------------------

     8.1 AMENDMENT OF LIMITED LIABILITY COMPANY OPERATING AGREEMENT.

     (a) Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with the approval of: (i) the Board (including the vote of a majority of the Independent Directors, if required by the 1940 Act); or (ii) a majority (as defined in the 1940 Act) of the outstanding voting securities of the Master Fund.

     (b) Any amendment that would:

               (i) increase the obligation of a Member to make any contribution to the capital of the Master Fund;

               (ii) reduce the Capital Account of a Member other than in accordance with Article V; or

               (iii) modify the events causing the dissolution of the Master
          Fund

     may be made only if: (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof; or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to offer his or her entire Interest for repurchase by the Master Fund.

     (c) The power of the Board to amend this Agreement at any time without the consent of the Members may include, but is not limited to:

               (i) restate this Agreement together with any amendments hereto that have been duly adopted in accordance with this Agreement to incorporate such amendments in a single, integrated document;

               (ii) amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof, provided that such action does not adversely affect the rights of any Member in any material respect; and

               (iii) amend this Agreement to make such changes as may be necessary or desirable, based on advice of legal counsel to the Master Fund, to assure the Master Fund's continuing eligibility to be classified for U.S. Federal income tax purposes as a partnership that is not treated as a corporation under Section 7704(a) of the Code.

     (d) The Board shall give written notice of any proposed amendment to this Agreement (other than any amendment of the type contemplated by clause (i) of Section 8.1(a) hereof) to each Member, which notice shall set forth: (i) the text of the proposed amendment; or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

     8.2 SPECIAL POWER OF ATTORNEY.

     (a) Each Member hereby irrevocably makes, constitutes, and appoints each Director, acting severally, and any liquidator of the Master Fund's assets appointed pursuant to Section 6.2 with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place, and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file, and/or publish:

               (i) any amendment to this Agreement that complies with the provisions of this Agreement (including the provisions of Section
          8.1 hereof);

               (ii) any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act; and

               (iii) all other such instruments, documents, and certificates that, in the opinion of legal counsel to the Master Fund, from time to time may be required by the laws of the United States of America, the State of Delaware, or any other jurisdiction in which the Master Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement, and continue the valid existence and business of the Master Fund as a limited liability company under the Delaware Act.

     (b) Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Master Fund without such Member's consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Master Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection that such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Master Fund.

     (c) This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of each Director, acting severally, and any liquidator of the Master Fund's assets, appointed pursuant to Section 6.2 hereof, and as such:

               (i) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Master Fund, the Board, or any liquidator shall have had notice thereof; and

               (ii) shall survive the delivery of a Transfer by a Member of the whole or any portion of such Member's Interest, except that where the transferee thereof has been approved by the Board for admission to the Master Fund as a substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board or any liquidator to execute, acknowledge, and file any instrument necessary to effect such substitution.

     8.3 NOTICES.

     (a) Notices that may be or are required to be provided under this Agreement shall be made, if to a Member, by regular postal mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, or telecopier, electronic mail, the internet, computer interface, or any other electronic method or device of document transfer or telegraphic or other written communication, or, if to the Master Fund, by regular postal mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, or telecopier, electronic mail, the internet, computer interface, or any other electronic method or device of document transfer or telegraphic or other written communication, and shall be addressed to the respective parties hereto at their addresses as set forth on the books and records of the Master Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Master Fund in the case of notice given to any Member, and to each of the Members in the case of notice given to the Master Fund). Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex, telecopier, telegraphic, electronic, or other means of written communication. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

     (b) If any notice addressed to a Member at the address of that Member appearing on the books and records of the Master Fund is returned to the Master Fund marked to indicate that such notice is unable to be delivered to the Member at that address, all future notices or reports shall be deemed to have been duly given without further mailing if such future notices or reports shall be kept available to the Member, upon written demand of the Member, at the principal executive office of the Master Fund for a period of one year from the date of the giving of the notice.

     8.4 AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees, or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

     8.5 APPLICABILITY OF 1940 ACT AND FORM N-2. The parties hereto acknowledge that this Agreement is not intended to, and does not set forth the substantive provisions contained in the 1940 Act and the Form N-2 which affect numerous aspects of the conduct of the Master Fund's business and of the rights, privileges, and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2 subject to any exemptive relief obtained thereunder relating to the Master Fund.

     8.6 CHOICE OF LAW; ARBITRATION.

     (a) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of the State of Delaware.

     (b) Unless otherwise agreed in writing, each Member agrees to submit all controversies arising between or among Members or one or more Members and the Master Fund in connection with the Master Fund or its businesses or concerning any transaction, dispute, or the construction, performance, or breach of this or any other agreement, whether entered into prior to, on, or subsequent to the date hereof, to arbitration in accordance with the provisions set forth below. Each Member understands that:

               (i) Arbitration is final and binding on the parties;

               (ii) The parties are waiving their rights to seek remedies in court, including the right to jury trial;

               (iii) Pre-arbitration discovery is generally more limited than and different from court proceedings;

               (iv) The arbitrator's award is not required to include factual findings or legal reasoning and a party's right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

               (v) A panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

     (c) All controversies that may arise among Members and one or more Members and the Master Fund concerning this Agreement shall be determined by arbitration in New York City in accordance with the Federal Arbitration Act, to the fullest extent permitted by law. Any arbitration under this Agreement shall be determined before and in accordance with the rules then obtaining of either the New York Stock Exchange, Inc. (the "NYSE") or the NASD Regulation, Inc. (the "NASDR"), as the Member or entity instituting the arbitration may elect. If the NYSE or NASDR does not accept the arbitration for consideration, the arbitration shall be submitted to, and determined in accordance with the rules then obtaining of, the Center for Public Resources, Inc. in New York City. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction of the person or persons against whom such award is rendered. Any notice of such arbitration or for the confirmation of any award in any arbitration shall be sufficient if given in accordance with the provisions of this Agreement. Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon the Member.

     (d) No Member shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a Member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action unless and until: (i) the class certification is denied; (ii) the class is decertified; or (iii) the Member is excluded from the class by the court. The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

     8.7 NOT FOR BENEFIT OF CREDITORS. The provisions of this Agreement are intended only for the regulation of relations among past, present, and future Members (including the Investment Adviser), Directors, and the Master Fund. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

     8.8 CONSENTS. Any and all consents, agreements, or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Master Fund.

     8.9 MERGER AND CONSOLIDATION.

     (a) The Master Fund, as permitted by the 1940 Act, may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act) pursuant to an agreement of merger or consolidation which has been approved in the manner contemplated by Section 18-209(b) of the Delaware Act.

     (b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with
Section 18-209(b) of the Delaware Act may, to the extent permitted by Section 18-209(b) of the Delaware Act: (i) effect any amendment to this Agreement;
(ii) effect the adoption of a new limited liability company operating agreement for the Master Fund if it is the surviving or resulting limited liability company in the merger or consolidation; or (iii) provide that the limited liability company operating agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company operating agreement of the surviving or resulting limited liability company.

     8.10 MASTER-FEEDER STRUCTURE. As permitted by the 1940 Act, and pursuant to a resolution of a majority of the Directors, the Master Fund forms part of a master-feeder structure, in which the feeder fund invests all of its assets into the Master Fund, rather than making investments in securities directly.

     8.11 PRONOUNS. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or persons, firm, or corporation may require in the context thereof.

     8.12 CONFIDENTIALITY.

     (a) A Member may obtain from the Master Fund, for any purpose reasonably related to the Member's Interest, certain confidential information regarding the business affairs or assets of the Master Fund as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location, and at whose expense) established by the Board (the "Confidential Information").



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

     (b) Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish, or make accessible to any other person the name or address (whether business, residence, or mailing) of any Member or any other Confidential Information without the prior written consent of the Board, which consent may be withheld in its sole and absolute discretion.

     (c) Each Member recognizes that in the event that this Section 8.12 is breached by any Member or any of its principals, partners, members, trustees, officers, directors, employees, or agents or any of its affiliates, including any of such affiliates' principals, partners, members, trustees, officers, directors, employees, or agents, irreparable injury may result to the non-breaching Members and the Master Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Master Fund may be entitled, such Members also shall have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys' fees and other litigation expenses incurred in connection therewith. In the event that any non-breaching Member or the Master Fund determines that any of the other Members or any of its principals, partners, members, trustees, officers, directors, employees, or agents or any of its affiliates, including any of such affiliates' principals, partners, members, directors, officers, employees, or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Members agrees to pursue in a court of appropriate jurisdiction such injunctive relief.

     (d) The Master Fund shall have the right to keep confidential from the Members for such period of time as it deems reasonable any information that the Board reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board in good faith believes is not in the best interest of the Master Fund or could damage the Master Fund or its business or that the Master Fund is required by law or by agreement with a third party to keep confidential.

     8.13 CERTIFICATION OF NON-FOREIGN STATUS. Each Member or transferee of an Interest from a Member that is admitted to the Master Fund in accordance with this Agreement shall certify, upon admission to the Master Fund and at such other time thereafter as the Board may request, whether he or she is a "United States Person" within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Master Fund, and shall notify the Master Fund within 30 days of any change in such Member's status. Any Member who shall fail to provide such certification when requested to do so by the Board may be treated as a non-United States Person for purposes of U.S. Federal tax withholding.

     8.14 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).



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

     8.15 ENTIRE AGREEMENT. This Agreement (including the Schedule attached hereto which is incorporated herein) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

     8.16 DISCRETION. To the fullest extent permitted by law, whenever in this Agreement, a person is permitted or required to make a decision: (i) in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, such person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Master Fund or the Members; or (ii) in its "good faith" or under another express standard, then such person shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

     8.17 COUNTERPARTS. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

     8.18 TAX MATTERS MEMBER. The Investment Adviser will be the "tax matters member" under the Code for the Master Fund unless another Member is so designated by the Board.

     THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE PRE-DISPUTE ARBITRATION CLAUSES SET FORTH IN
SECTION 8.6 AND THE CONFIDENTIALITY CLAUSES SET FORTH IN SECTION 8.12.



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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

                        By: ______________________________ Date: ___________
                        John T. Ferguson, Jr., as
                        Organizational Member




                        DB INVESTMENT MANAGERS, INC., in its capacity as Investment Adviser



                        By: ______________________________ Date: ___________




                                              ADDITIONAL MEMBERS:

     Each person who has signed or has had signed on its behalf a Member Signature Page, which shall constitute a counterpart hereof.



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

                                  SCHEDULE I

     The undersigned understand and agree to the provisions of this Agreement pertaining to the obligations of Directors.

Nolan T. Altman                               Signed: _________________________
c/o DB Absolute Return Strategies
25 DeForest Avenue                            Date:    ________________________
Summit NJ  07046


Louis S. Citron                               Signed: _________________________
c/o DB Absolute Return Strategies
25 DeForest Avenue                            Date:    ________________________
Summit NJ  07046


Raymond C. Nolte                              Signed: _________________________
c/o DB Absolute Return Strategies
25 DeForest Avenue                            Date:    ________________________
Summit NJ  07046


Edward T. Tokar                               Signed: _________________________
c/o DB Absolute Return Strategies
25 DeForest Avenue                            Date:    ________________________
Summit NJ  07046



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